Exhibit 99.1

AEROSONIC’S SUBSIDIARY, AVIONICS SPECIALTIES, INC. CONDUCTING ENVIRONMENTAL SITE ASSESSMENT

EARLYSVILLE, Va.--(BUSINESS WIRE)--Dec. 18, 2007--Avionics Specialties, Inc., a wholly owned subsidiary of Aerosonic Corporation (AMEX:AIM), an aviation technology manufacturer, is conducting an environmental site assessment at its Earlysville plant which is closing at the end of this month.

The company conducted environmental testing as part of the due diligence process as it prepared to sell the Earlysville property. Results from the on-site testing detected the presence of chlorinated solvents in soil and groundwater on the plant property. Further testing is being undertaken to define the extent of this contamination and the proper course of action for remediation.

Avionics Specialties, Inc. has notified and engaged the Virginia Department of Environmental Quality (DEQ), the agency with jurisdiction and responsibility for environmental issues, about this matter and has applied to participate in the DEQ's Voluntary Remediation Program. Additionally, the company has informed the public agencies, local governmental and political leaders and is conducting outreach to neighbors.

Since the company does not have any facts about possible off-site migration of contaminants at this point, the next phase of the assessment will focus on the Airport property adjoining the Avionics Specialties property and the wells of the closest neighbors in the Walnut Hill community, on the other side of the Airport property. No residential properties adjoin the Avionics Specialties property. The testing of the residents' wells is being undertaken as a precautionary measure and a responsible course of action in the assessment process.

Based on the company’s ongoing investigation, including interviews with long-term and former employees, and research of the company's files, these chlorinated solvents were not used by Avionics Specialties. The solvents found were used as degreasing agents by previous occupants of the plant during the first several decades of the plant's operations, which date back to 1954. Avionics Specialties purchased the property in 1993. As the current owner of the property, Aerosonic is responsible for the clean-up of the site.

"In determining our course of action over the past few days, it came down to the fact that we believe people come first," said Mark Perkins, Interim CEO-Avionics Specialties, Inc. "While we don't have the facts about any offsite impacts, our goal in reaching out to our neighbors is not to alarm anyone, but rather to assure them that we are taking the most responsive and responsible course of action in dealing with this situation."

Avionics Specialties has hired independent professionals to take water samples in one day and an independent lab specializing in water testing will test the samples. The lab advises that results will be available within 48 hours, and will be provided to the residents as soon as possible. In the event that solvents are detected in drinking water, they can be removed by a carbon filter system placed on the well system.

About Avionics Specialties, Inc.

Avionics Specialties pioneered the development of Angle of Attack

(AOA) and Stall Warning devices for high performance aircraft, and continues to introduce new technologies, such as the Integrated Multi-Function Probe and STAT429 Self Testing Angle of Attack Transmitter that contribute to the greater efficiency and safety of many different aircraft.

The Earlysville manufacturing operations have been relocated to the Clearwater, Florida location of its parent company, Aerosonic Corporation, to improve manufacturing efficiencies.

CONTACT:	Aerosonic Corporation
Clearwater, Florida
Mark Perkins, (727) 461-3000